                                                            ----------------------------------------------
                                                            ----------------------------------------------
                                                            ----------------------------------------------
Star Ohio Tax-Free M M                        Yield = 2{(   $0.00         -    $0.00         )+1)^6-1}=
                                                            ----------------------------------------------
Computation of SEC Yield                                    0             *(   $0.00         -            0.00000  )
As of:  March 31, 1998
                                                            SEC Yield =        #DIV/0!
                                                            This Fund
                                                            does not
                                                            calculate
                                                            SEC yields.
Dividend and/or Interest
Inc for the 30 days ended      $0.00

Net Expenses for               $0.00
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           0

Maxium offering price          $0.00
per share as of 3-31-98

Undistributed net income       0.00000

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax equiv % (0.00% / 72.0%)= #DIV/0!


